Exhibit 16.1

Deloitte & Touche LLP Suite 2000 191 Peachtree Street NE Atlanta, GA 30303-1924 USA Tel: 1 404 220 1500 www.deloitte.com

October 20, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561
USA

Dear Sirs/Madams:

We have read item 4.01 of Concurrent Computer Corporation’s Form 8-K dated October 20, 2017, and have the following comments:

1.	We agree with the statements made in the first and third paragraphs.
2.	We have no basis on which to agree or disagree with the statements made in the second paragraph.

Yours truly,

Deloitte & Touche LLP